Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 6, 2021 by and among Scott’s Liquid Gold-Inc. (the “Company”) and Maran Capital Management, LLC, and the entities and natural persons set forth in the signature pages hereto (collectively, “Maran”) (each of the Company and Maran, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Maran have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Maran has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the Common Stock, $0.10 par value per share, of the Company (the Common Stock”) totaling, in the aggregate, 1,620,070 shares, or approximately 13.0% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Maran have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Appointments; Leadership Structure and Related Agreements.

(a)Board Appointments

(i)The Company agrees that effective upon the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint R. Rimmy Malhotra, Tisha Pedrazzini (each a “Maran Independent Appointee” and collectively, the “Maran Independent Appointees”) and Daniel J. Roller (the “Maran Appointee”) as directors of the Company with terms expiring at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”). The Company agrees that it shall nominate the Maran Appointee and the Maran Independent Appointees for election to the Board at the 2021 Annual Meeting for terms expiring at the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and shall recommend, support and solicit proxies for the election of the Maran Appointee and the Maran Independent Appointees at the 2021 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominees.

(ii)If the Maran Appointee (or any Maran Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director (whether by resignation, removal or refusal to stand for election) at any time prior to the expiration of the Standstill Period (as defined below), and at such time Maran beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least 7% of the Company’s then-outstanding Common Stock (the “Minimum Ownership Threshold”), Maran shall have the ability to recommend a person to be a Maran Replacement Director in accordance with this Section 1(a)(ii) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Maran Replacement Director”). Any Maran Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to The Nasdaq Stock Market (“Nasdaq”) listing standards, and (C) have the relevant financial and business experience to be a director of the Company.  The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall make its determination and recommendation regarding whether such Maran Replacement Director meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iii) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(ii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Maran’s submission of such nominee. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Maran as the Maran Replacement Director, Maran shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Maran Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Maran Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such Maran Replacement Director; provided, however, that if the Board does not appoint such Maran Replacement Director to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until a Maran Replacement Director is elected to the Board. Subject to applicable law and stock exchange rules, upon a Maran Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Maran Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to applicable law and stock exchange rules, until such time as any Maran Replacement Director is appointed to any applicable committee of the Board, one of the Maran Independent Appointees (as designated by Maran) will serve as an interim member of such applicable committee.  Any Maran Replacement Director designated pursuant to this Section 1(a)(ii) replacing the Maran Appointee prior to the mailing of the Company’s definitive proxy statement for the 2021 Annual Meeting shall stand for election at the 2021 Annual Meeting together with the other director nominees.

(iii)If at any time Maran beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate less than the Minimum Ownership Threshold, the Maran Appointee, or any Maran Replacement Director appointed in lieu of the Maran Appointee in accordance with Section 1(a)(ii), shall promptly tender their resignation from the Board to the Board.

(iv)During the period commencing with the date of this Agreement through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than eight (8) directors provided, however, the Board may be increased during this period (i) solely to accommodate the appointment of any new director to the Board in accordance with Section 1(a)(ii), or (ii) upon Maran’s prior written consent to increase the size of the Board.

(v)The Company agrees that the Board, including the Maran Appointee and the Maran Independent Appointees, will hold a meeting of the Board as soon as practicable following the execution of this Agreement. At this meeting, which in any event shall be held no later than February 21, 2021, the Board will review the Company’s shareholder rights agreement to determine whether it continues to be in the best interests of the Company and its shareholders.

(vi)The Maran Appointee and the Maran Independent Appointees will be entitled to the same director benefits as other members of the Board, including (a) compensation for service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of the Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of the Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time. Furthermore, the Parties agree that the Maran Appointee and the Maran Independent Appointees, during their service as directors of the Company, will not be prohibited from acting in their respective capacities as a director or from complying with their respective fiduciary duties as directors of the Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

(b)Board Committees.

Subject to Nasdaq rules applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, the following committees of the Board, as well as any new committee(s) and subcommittee(s) that may be established, shall include the following Maran Appointee or Maran Independent Appointee (or a Maran Replacement Director), as applicable:

(i)Audit Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Malhotra to the Audit Committee.

(ii)Compensation Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Malhotra to the Compensation Committee.

(iii)Nominating and Corporate Governance Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint the Maran Nominee to the Nominating and Corporate Governance Committee.

Without limiting the foregoing, the Board shall give each of the Maran Independent Appointees the same due consideration for membership to any committee of the Board as any other independent director.

(c)Additional Agreements.

(i)Maran shall comply, and shall cause each of its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)During the Standstill Period, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, Maran shall vote all shares of Common Stock beneficially owned by Maran at such meeting (A) in favor of all directors nominated by the Board for election, and (B) in accordance with the Board’s recommendation with respect to any other Company proposal or shareholder proposal or nomination presented at such meetings; provided, however that Maran shall be permitted to vote as it determines in its sole discretion regarding any proposed tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”); provided, further, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any Company proposal or shareholder proposal presented at such meetings (other than proposals relating to the election of directors), Maran shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(iii)Maran acknowledges that, prior to the date of this Agreement, the Maran Appointee and each Maran Independent Appointee and prior to any appointment, each Maran Replacement Director, is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company.

(iv)The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination by the Company at the 2021 Annual Meeting, that each of the Maran Independent Appointees is deemed to be (A) a member of the “Incumbent Board” or an “Applicable Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, indemnification agreements, loan agreements, or indentures) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, indemnification agreements, loan agreements, or indentures. The Company further agrees that during the Standstill Period, the Company shall not adopt or enter into any incentive plan, option plan, equity plan, deferred compensation plan, employment agreement, severance plan or agreement, change in control plan or agreement, retention plan, loan agreement, indenture, credit agreement, indemnification agreement or any other similar contract or agreement (each a “Future Company Agreement” and collectively, the “Future Company Agreements”), if such Future Company Agreement includes language regarding the election, appointment or nomination of an individual pursuant to an actual or threatened election contest or any other actual or threatened solicitation of proxies as not being deemed a member of the “Incumbent Board” or an “Applicable Director” (or any similar term) as such terms may be defined in the definition of, or provisions governing, a “Change in Control” or “Change of Control” (or any similar term) in such Future Company Agreement or as not being deemed a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of, or provisions governing, a “Change in Control” or “Change of Control” (or any similar term) in such Future Company Agreement.

2.	Standstill Provisions.

(a)Maran agrees that, from the date of this Agreement until the earlier of (i) the date that is fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2022 Annual Meeting pursuant to the Company’s Bylaws (the “Standstill Period”), and (ii) the announcement of an Extraordinary Transaction that would result in a change of greater than 50% of the ownership or control of the Company, Maran shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)engage in or encourage any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii)form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the members of Maran, but does not include any other entities or persons that are not members of Maran as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Maran to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Maran and otherwise in accordance with this Agreement;

(iv)seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Maran or its Affiliates or Associates from taking actions in furtherance of identifying a Maran Replacement Director pursuant to Section 1(a)(ii) in connection with the 2021 Annual Meeting, so long as such actions do not create a public disclosure obligation for Maran or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Maran’s normal practices in the circumstances;

(v)(A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, liquidation, dividend, disposition or other business combination involving the Company, (C) solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call, encourage or seek to call a special meeting of shareholders;

(vi)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)acquire securities (or rights or options to acquire securities) of the Company that would result in Maran in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest of more than 14.9% of the then-outstanding Common Stock;

(viii)advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the acquisition or disposition of any securities of the Company or voting at any annual or special meeting of shareholders;

(ix)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(x)institute or join any litigation, arbitration or other proceeding (including any derivative action) against the Company or its directors or officers, except that the foregoing will not prevent Maran from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against Maran; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory appraisal rights; or (v) responding to or complying with a validly issued legal process.

(b)Except as expressly provided in Section 1 or Section 2(a), Maran shall be entitled to vote any shares of Common Stock that it beneficially owns as Maran determines in its sole discretion.

(c)Nothing in Section 2(a) will prohibit or restrict Maran from (A) communicating privately with the Board or any officer or director of Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, subject in any case to any confidentiality obligations to Company of any such director or officer, (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Maran, but only if a breach by Maran of this Agreement is not the cause of the applicable requirement, or (C) privately communicating to any of its investors or potential investors public information regarding Company, but only if such communications comply with applicable law, Company policies and this Agreement. For the avoidance of doubt, subject to applicable law and Company policies, Maran will not be prohibited from communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 2.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Maran that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to entering into this Agreement, the Board was composed of five (5) directors and there are no vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Maran.

Maran represents and warrants to the Company that (a) the authorized signatory of Maran set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Maran thereto, (b) this Agreement has been duly authorized, executed and delivered by Maran, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Maran, enforceable against Maran in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Maran as currently in effect, (d) the execution, delivery and performance of this Agreement by Maran does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Maran, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Maran is deemed to beneficially own 1,620,070 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, Maran does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.	Press Release.

Promptly following the execution of this Agreement, and in no event later than 2:30 p.m., Mountain time, on January 7, 2021, the Company and Maran shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Maran shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Maran shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.	Specific Performance.

Each of Maran, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Maran, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company shall reimburse Maran for its reasonable, documented out-of-pocket fees and expenses (including specifically documented legal expenses) incurred in connection with Maran’s involvement at the Company through the date of this Agreement, including, but not limited to its Schedule 13D filings and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $25,000 in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Scott’s Liquid Gold, Inc.

8400 E. Crescent Parkway, Suite 450

Greenwood Village, CO 80111
Attn: Mark Goldstein, Chairman and Chief Executive Officer

Email: mgoldstein@slginc.com

with a copy (which shall not constitute notice) to:

Holland & Hart

555 17th Street, Suite 3200

Denver, CO 80202

Attn: Amy Bowler

Email: abowler@hollandhart.com

If to Maran or any member thereof:

Maran Capital Management, LLC
1409 Columbine St

Denver, CO 80206
Attention:Daniel J. Roller
Email:droller@marancapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:Andrew Freedman, Esq.

Sebastian Alsheimer, Esq.
Facsimile:(212) 451-2222
Email:afreedman@olshanlaw.com

salsheimer@olshanlaw.com
10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

13.	Securities Laws.

Maran acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Maran. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Maran, the prior written consent of the Company, and with respect to the Company, the prior written consent of Maran. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except provisions of Section 13 and Section 14, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

Scott’s liquid gold, inc.

By:	/s/ Mark E. Goldstein
	Name:	Mark E. Goldstein
	Title:	President and CEO

MARAN CAPITAL MANAGEMENT, LLC MARAN PARNTERS FUND, LP MARAN PARTNERS GP, LLC MARAN SPV, LP MARAN SPV GP, LLC DANIEL J. ROLLER

By:	/s/ Daniel J. Roller
	Name:	Daniel J. Roller
	Title:	Authorized Signatory